Exhibit 99.1

Nugget Resources, Inc. Announces Market Effective Date of Name Change, Forward Stock Split, Trading Symbol, and CUSIP Number

FT. LAUDERDALE, FL -- (Marketwire) -- 03/19/09 -- Nugget Resources, Inc., (OTCBB: NUGR) (the "Company") announced today that FINRA has advised the Company that effective at the open of business on March 20, 2009 (the "Effective Date"), the Company's OTC Bulletin Board market name will be changed to American Lithium Minerals, Inc., its trading symbol will be changed to (OTCBB: AMLM), and the Company's common stock will trade on a forward split basis of four shares for each outstanding share (4:1) outstanding prior to the Effective Date. Also commencing on the Effective Date, the Company's shares will trade under CUSIP Number 027263 102. These market changes reflect the Company's Certificate of Amendment to the Company's Articles of Incorporation filed with the Nevada Secretary of State on March 2, 2009.

As a result of the forward stock split, every one share of the Company's old common stock will be converted automatically into four shares of the Company's new common stock. Also as a result of the forward stock split, on the Effective Date the Company will have issued and outstanding 48,000,000 shares of common stock, par value $.001. The Company's authorized capital of 75,000,000 shares of common stock will remain unchanged.

All stockholders holding physical stock certificates may, but are not required to, surrender their old stock certificates in exchange for new stock certificates. The name change and forward split will be reflected in the records of the Company's transfer agent, Island Stock Transfer, without any action of any shareholder.

American Lithium Minerals, Inc., is an early stage lithium exploration company engaged in evaluating, developing and acquiring lithium projects, with a focus on the United States, Canada and South America.

Forward-Looking Statements

Included in this release are certain "forward-looking" statements involving risks and uncertainties which are intended to conform to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, sales and earnings growth, ability to attract and retain key personnel and general economic conditions, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important risk factors that should be considered may be contained in the Company's Annual Report on Form 10-K and its Reports on Form 10-Q to be filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

For Additional Information, Contact:
Matthew Markin
President
(954) 828-9143